Exhibit 3.22

SunEdison International, LLC

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This Second Amended and Restated Operating Agreement (“Agreement”) of SunEdison International, LLC, (formerly known as SunEdison Spain, LLC) a Delaware limited liability company (“Company’’), is made and entered into as of February 24, 2014 by and between Company and Sun Edison LLC, a Delaware limited liability company, as the sole member of the Company (“Member’’) pursuant to the Delaware Limited Liability Company Act, Title 6, Ch. 18,·§§ 18-101 et seq. (“Act”). The Company has operated pursuant to that certain Amended and Restated Operating Agreement dated July 28, 2009. The member wishes to further amend and restate the Amended and Restated Operating Agreement as set forth herein. For and in consideration of the mutual covenants contained in this Agreement, Company and Member hereby agree as follows:

1. The address of Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

2. The name and business address of the agent for service of process·in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3. The purpose of Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

4. Company shall be managed by Member (“Manager”).

5. Manager shall promptly make, or arrange to make, such filings as he or she believes necessary or as are required by applicable law to give effect to the provisions of this · Agreement and to cause Company to be treated as a limited liability company under the laws of the State of Delaware.

6. Member has assumed the capital account as set forth in the books and records of Company. Member holds a 100% ownership interest in the Company.

7. Ownership Interest Certificate.

(a) The ownership interest in Company shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (the “DE UCC”), and shall be evidenced by a certificate in the form attached hereto as Exhibit A, which certificate shall be signed by Manager or other authorized officer of Company. The certificated ownership interest shall be in registered form within the meaning of Article 8 of the UCC and shall bear a legend in substantially the following form: “This certifies that                     is the owner of a fully paid and non-assessable ownership interest in the Company consisting of a     % ownership interest, all as set forth in the Operating Agreement. This certificate, including the rights attendant thereto, shall be a security governed by Article 8 of the Delaware Uniform Commercial Code.”

(b) Company shall issue a new certificate to replace a certificate theretofore issued and alleged to have been lost, destroyed or wrongfully taken, if the owner or the owner’s legal representative: (i) requests replacement thereof in writing; (ii) files with Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft· or destruction of the certificate; and (iii) satisfies such other terms and conditions as Company may from time to time prescribe.

8. Upon any exercise of pledge rights, the pledgee or its transferee will be admitted as a Member.

9. Company’s existence as a limited liability company is perpetual.

10. Company shall indemnify and hold harmless Manager from and against any and all claims and demands whatsoever.

11. In all other respects, the business and affairs of Company shall be governed by the provisions of the Act.

12. This is the entire Agreement of Company by the undersigned and may be amended only in writing.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and date first set forth above.

SUN EDISON LLC

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	General Counsel and Secretary of Sun Edison LLC

SUNEDISON INTERNATIONAL, LLC

By:	Sun Edison LLC, its sole member and manager

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	General Counsel and Secretary of Sun Edison LLC

3